Exhibit 10.12

Opening Transaction

To:	Rayonier Inc. 50 North Laura Street Jacksonville, FL 32202

From:	Bank of America, N.A. c/o Bank of America Merrill Lynch One Bryant Park New York, NY 10036

Re:	Additional Issuer Warrant Transaction

Ref. No:	NY-38838

Date:	August 7, 2009

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Bank of America, N.A. (“Dealer”) and Rayonier Inc. (“Issuer”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Issuer had executed an agreement in such form on the Trade Date (but without any Schedule and with the elections and modifications specified in Section 9 hereof).

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	August 7, 2009

Effective Date:	August 12, 2009, or such other date as agreed between the parties, subject to Section 8(k) below

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Dealer

Shares:	The Common Stock of Issuer, no par value (Ticker Symbol: “RYN”).

Number of Warrants:	For each Component, as provided in Annex A to this Confirmation.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD60.0000

Premium:	USD407,812.50

Premium Payment Date:	The Effective Date

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

In respect of any Component:

Expiration Time:	Valuation Time

Expiration Date:	As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction). “Final Disruption Date” means February 8, 2016. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make adjustments to the number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component and (ii) the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event. Any day on which the Exchange is scheduled to close prior to its normal closing time shall be considered a Disrupted Day in whole. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in the third, fourth and fifth lines thereof.

Automatic Exercise:	Applicable; and means that the Number of Warrants for the corresponding Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date unless Buyer notifies Seller (by telephone or in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply to such Expiration Date.

Issuer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	Attn:	Carl Kraus
	Telephone:	(904) 357-9100
	Facsimile:	(904) 598-2271

With a copy to:

	Attn:	Michael R. Herman
	Facsimile:	(904) 598-2250

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Net Share Settlement:	On each Settlement Date, Issuer shall deliver to Dealer a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date to the account specified by Dealer and cash in lieu of any fractional Shares valued at the Relevant Price on the Valuation Date corresponding to such Settlement Date. If, in the reasonable judgment of Dealer, for any reason, the Shares deliverable upon Net Share Settlement would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), then Dealer may elect to either (x) accept delivery of such Shares notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(b) below apply.

The Number of Shares to be Delivered shall be delivered by Issuer to Dealer no later than 12:00 noon (local time in New York City) on the relevant Settlement Date.

Number of Shares to be Delivered:	In respect of any Exercise Date, subject to the last sentence of Section 9.5 of the Equity Definitions, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess of the VWAP Price on the Valuation Date occurring on such Exercise Date over the Strike Price (or, if no such excess, zero) divided by (B) such VWAP Price.

VWAP Price:	For any Valuation Date, the New York Volume Weighted Average Price per share of Shares for the regular trading session (including any extensions thereof) of the Exchange on such Valuation Date (without regard to pre-open or after hours trading outside of such regular trading session), as published by Bloomberg at 4:15 p.m. New York City time (or 15 minutes following the end of any extension of the regular trading session) on such Valuation Date, on Bloomberg page “RYN.N <Equity> AQR” (or any successor thereto) (or if such published volume weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Valuation Date, as determined by the Calculation Agent using a volume weighted method).

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Seller is the Issuer of the

Shares) and 9.12 of the Equity Definitions will be applicable, as if “Physical Settlement” applied to the Transaction.

Adjustments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment; provided that in respect of an Extraordinary Dividend, “Calculation Agent Adjustment” shall be as described in the provision below.

Extraordinary Dividend:	Any cash dividend or distribution on the Shares with an ex-dividend date occurring on or after the Trade Date and on or prior to the Expiration Date that differs from the Ordinary Dividend Amount for such dividend or distribution.

Ordinary Dividend:	For the first dividend or distribution on the Shares for which the ex-dividend date occurs during any regular quarterly dividend period of Issuer, USD0.50; for any other dividend or distribution on the Shares for which the ex-dividend date occurs during the same regular quarterly dividend period USD0.00.

Extraordinary Dividend Adjustment:	If an ex-dividend date for an Extraordinary Dividend occurs, then the Calculation Agent will make adjustments to the Strike Price, the Number of Warrants, the Warrant Entitlement and/or any other variable relevant to the exercise, settlement, payment or other terms of the Transaction as it determines appropriate to account for the economic effect on the Transaction of such Extraordinary Dividend.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination), provided that the Calculation Agent may elect Component Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Modified Calculation Agent Adjustment:	If, in respect of any Merger Event or Tender Offer to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) or Section 12.3(d)(i), as the case may be, of the Equity Definitions would result in Issuer being different from the issuer of the Shares, then with respect to such Merger Event or Tender Offer, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) or Section 12.3(d)(i), as the case may be, of the Equity Definitions, Issuer and the issuer of the Shares shall, prior to the Merger Date or Tender Offer, as the case may be, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Buyer that Buyer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Buyer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) or Section 12.3(d)(i), as the case may be, of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Buyer, and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) or Section 12.3(d)(i), as the case may be, of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) or Section 12.3(d)(ii), as the case may be, of the Equity Definitions shall apply.

Reference Markets:	For the avoidance of doubt, and without limiting the generality of the foregoing provisions, any adjustment effected by the Calculation Agent pursuant to Section 12.2(e) and/or Section 12.3(d) of the Equity Definitions may be determined by reference to the adjustment(s) made in respect of Merger Events or Tender Offers, as the case may be, in the convertible or exchangeable bond market.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions shall be amended by deleting “(X)” and “, or (Y) it will incur a materially increased cost in performing its obligations under such Transaction (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position)”.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Not Applicable

(e) Increased Cost of Hedging:	Not Applicable

(f) Loss of Stock Borrow:	Not Applicable

(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0.50% per annum

Hedging Party:	Buyer

Determining Party:	Buyer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer. The Calculation Agent will provide Issuer with reasonable detail concerning its calculations hereunder (including any assumptions used in making such calculations) upon request.

4. Account Details:

Dealer Payment Instructions:

Bank of America, N.A.
New York, NY
SWIFT: BOFAUS3N
Bank Routing: 026 009 593
Account Name: Bank of America
Account No. : 0012333 34172

Issuer Payment Instructions:

To be provided by Issuer.

5. Offices:

The Office of Dealer for the Transaction is: New York

Bank of America, N.A.
One Bryant Park
New York, NY 10036

The Office of Issuer for the Transaction is:

Rayonier Inc.
50 North Laura Street
Jacksonville, Florida 32202

6. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Issuer:

To:	Rayonier Inc.
50 North Laura Street
Jacksonville, Florida 32202
Attn:	Carl Kraus
Telephone:	(904) 357-9100
Facsimile:	(904) 598-2271

With a copy to:

Attn:	Michael R. Herman
Facsimile:	(904) 598-2250

(b)	Address for notices or communications to Dealer:

To:	Bank of America, N.A.
c/o Bank of America Merrill Lynch
One Bryant Park New York, NY 10036
	Attn:	John Servidio
	Telephone:	(646) 855-7127
	Facsimile:	(704) 208-2869

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Issuer represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, (A) none of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares and (B) all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Issuer acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133 (as amended), 149 or 150, EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements) or under any accounting standards including FASB’s Liabilities & Equity Project.

(iii) The Shares of Issuer initially issuable upon exercise of the Warrant (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Issuer. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(iv) Prior to the Trade Date, Issuer shall deliver to Dealer a resolution of Issuer’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(v) Issuer is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(vi) Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vii) On the Trade Date and the Premium Payment Date (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(viii) Issuer shall not take any action to decrease the number of Available Shares below the Capped Number (each as defined below).

(ix) The representations and warranties of Issuer set forth in Section 3 of the Agreement and Section 2 of the Purchase Agreement dated as of the Trade Date among Issuer, Rayonier TRS Holdings Inc. (“Rayonier TRS”) and Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., as representatives of the initial purchasers party thereto (the “Purchase Agreement”) are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(x) Issuer understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(xi)(A) During the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Issuer shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Settlement Period.

(xii) During the Settlement Period, neither Issuer nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(b) Each of Dealer and Issuer agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Issuer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Dealer represents and warrants to Issuer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Issuer agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(e) Issuer shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in paragraph (iii) (but not with respect to applicable law) of Section 3(a) of the Agreement.

8. Other Provisions:

(a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Issuer shall owe Buyer any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Tender Offer, a Merger Event, Insolvency or Nationalization in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party, that resulted from an event or events within Issuer’s control) (a “Payment Obligation”), Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Buyer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:	Applicable and means that Issuer shall deliver to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Issuer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Seller is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”. If, in the reasonable judgment of Dealer, for any reason, any securities comprising the Share Termination Delivery Units deliverable pursuant to this Section 8(a) would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act, then Dealer may elect to either (x) accept delivery of such securities notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(b) below apply.

(b) Registration/Private Placement Procedures. (i) With respect to the Transaction, the following provisions shall apply to the extent provided for above opposite the caption “Net Share Settlement” in Section 2 or in paragraph (a) of this Section 8. If so applicable, then, at the election of Issuer by notice to Buyer within one Exchange Business Day after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due, either (A) all Shares or Share Termination Delivery Units, as the case may be, delivered by Issuer to Buyer shall be, at the time of such delivery, covered by an effective registration statement of Issuer for immediate resale by Buyer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Buyer) or (B) Issuer shall deliver additional Shares or Share Termination Delivery Units, as the case may be, so that the value of such Shares or Share Termination Delivery Units, as determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Shares or Share Termination Delivery Units that would otherwise be deliverable if such Shares or Share Termination Delivery Units were freely tradeable (without prospectus delivery) upon receipt by Buyer (such value, the “Freely Tradeable Value”); provided that, if requested by Dealer, Issuer shall make the election described in this clause (B) with respect to Shares delivered on all Settlement Dates no later than one Exchange Business Day prior to the first Expiration Date, and the applicable procedures described below shall apply to all Shares delivered on the Settlement Dates on an aggregate basis. (For the avoidance of doubt, as used in this paragraph (b) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.)

(ii) If Issuer makes the election described in clause (b)(i)(A) above:

(A) Buyer (or an affiliate of Buyer designated by Buyer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten offerings of equity securities and that yields results that are commercially reasonably satisfactory to Buyer or such affiliate, as the case may be, in its discretion; and

(B) Buyer (or an affiliate of Buyer designated by Buyer) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Shares or Share Termination Delivery Units, as the case may be, by Buyer or such affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance commercially reasonably satisfactory to Buyer or such affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Buyer and its affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for Buyer, and shall provide for the delivery of accountants’ “comfort letters” to Buyer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

(iii) If Issuer makes the election described in clause (b)(i)(B) above:

(A) Buyer (or an affiliate of Buyer designated by Buyer) and any potential institutional purchaser of any such Shares or Share Termination Delivery Units, as the case may be, from Buyer or such affiliate identified by Buyer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Issuer;

(B) Buyer (or an affiliate of Buyer designated by Buyer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Shares or Share Termination Delivery Units, as the case may be, by Issuer to Buyer or such affiliate and the private resale of such shares by Buyer or such affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Buyer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Buyer and its affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all fees and expenses of counsel for Buyer, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use best efforts to provide for the delivery of accountants’ “comfort letters” to Buyer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares; and

(C) Issuer agrees that any Shares or Share Termination Delivery Units so delivered to Dealer, (i) may be transferred by and among Dealer and its affiliates, and Issuer shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Shares or any securities issued by Issuer comprising such Share Termination Delivery Units, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Shares or securities upon delivery by Dealer (or such affiliate of Dealer) to Issuer or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

(D) Issuer shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Issuer to Dealer (or any affiliate designated by Dealer) of the Shares or Share Termination Delivery Units, as the case may be, or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Shares or Share Termination Delivery Units, as the case may be, by Dealer (or any such affiliate of Dealer).

(c) Make-whole Shares. If Issuer makes the election described in clause (b)(i)(B) of paragraph (b) of this Section 8, then Dealer or its affiliate may sell (which sale shall be made in a commercially reasonable manner) such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Dealer completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the Freely Tradeable Value. If any of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds exceed the Freely Tradeable Value, Dealer shall return such remaining Shares or Share Termination Delivery Units to Issuer. If the Freely Tradeable Value exceeds the realized net proceeds from such resale, Issuer shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares (“Make-whole Shares”) in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 8(c). This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 8(e).

(d) Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Buyer be entitled to receive, or shall be deemed to receive, any Shares if, immediately upon giving effect to such receipt of such Shares, the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Buyer or any affiliate of Buyer subject to aggregation with Buyer under such Section 13 and rules (collectively, “Buyer Group”) would be equal to or greater than 8.5% or more of the outstanding Shares (or the ownership of Buyer Group as defined for purposes of any ownership limitation contained in Issuer’s articles of incorporation intended to preserve Issuer’s status as a Real Estate Investment Trust (a “REIT Ownership Provision”) would be equal to or greater than 1.0% less than the percentage of outstanding Shares that would trigger any REIT Ownership Provision with respect to Buyer). If any delivery owed to Buyer hereunder is not made, in whole or in part, as a result of this provision, Issuer’s obligation to make such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Buyer gives notice to Issuer that such delivery would not result in Buyer Group directly or indirectly so beneficially owning in excess of 8.5% of the outstanding Shares.

(e) Limitations on Settlement by Issuer. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Issuer be required to deliver Shares in connection with the Transaction in excess of 223,937 (as such number may be adjusted from time to time in accordance with the provisions hereof) (the “Capped Number”). Issuer represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares of the Issuer that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). In the event Issuer shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(e) (the resulting deficit, the “Deficit Shares”), Issuer shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Issuer additionally authorizes any unissued Shares that are not reserved for other transactions. Issuer shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

(f) Equity Rights. Buyer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Issuer’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Issuer’s bankruptcy to any claim arising as a result of a breach by Issuer of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Issuer herein under or pursuant to any other agreement.

(g) Transfer and Assignment. Buyer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, at any time without the consent of Issuer.

(h) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.

(i) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Issuer, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Issuer to the extent of any such performance.

(j) Additional Termination Events. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction and Issuer shall be the sole Affected Party; provided that with respect to any Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:

(i) Buyer reasonably determines that it is advisable to terminate a portion of the Transaction so that Buyer’s related hedging activities will comply with applicable securities laws, rules or regulations; provided that this Additional Termination Event shall not be applicable unless Dealer is either (A) the original Dealer party to this Confirmation or an affiliate thereof or (B) any transferee or assignee of such original Dealer or an affiliate thereof that, at or substantially contemporaneously with the time of the transfer or assignment of all or a portion of the Transaction to such transferee or assignee, is or becomes a party to call options written to Issuer relating to Shares such that the combined hedge position of such transferee or assignee with respect to the Transaction and such call options at or about the time of such transfer or assignment is to be long Shares;

(ii) any “Person” or “Group” (other than Issuer or Rayonier TRS, or their respective subsidiaries, or Issuer’s or Rayonier TRS’ employee benefit plans) becomes the “Beneficial Owner” (as determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the Effective Date), directly or indirectly, of shares of Issuer’s Voting Stock representing 50% or more of the total voting power of all outstanding classes of Issuer’s Voting Stock or has the power, directly or indirectly, to elect a majority of the members of Issuer’s Board of Directors and (A) files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the Exchange Act, disclosing the same, or (B) Issuer or Rayonier TRS otherwise become aware of any such Person or Group, in any case other than through a transaction that otherwise would be subject to clause (iii) below, but for subclauses (A), (B) or (C) thereof;

(iii) Issuer consolidates with, or merges with or into, another person or in a single transaction or a series of transactions, Issuer sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, or any person consolidates with, or merges with or into, Issuer; provided, however, that a transaction described in this clause (iii) will be deemed not to be an Additional Termination Event so long as (A) the persons that “beneficially owned” directly or indirectly, the shares of Issuer’s Voting Stock immediately prior to such transaction beneficially own, directly or indirectly, shares of Voting Stock representing a majority of the total voting power of all outstanding classes of Voting Stock of the surviving or transferee person or a parent thereof, (B) such transaction is effected solely for the purpose of changing Issuer’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding Shares, if at all, solely into shares of the surviving entity or a direct or indirect parent of the surviving entity or (C) the consolidation or merger, or the sale, assignment, conveyance, transfer, lease or other disposition, is between or among Issuer, Rayonier TRS or Issuer’s or Rayonier TRS’s respective subsidiaries;

(iv) Shares or the common stock into which the notes are then exchangeable ceases to be listed on the New York Stock Exchange, Nasdaq or another national securities exchange and is not then quoted on an established automated over-the-counter trading market in the United States;

(v) Continuing Directors cease to constitute a majority of Issuer’s Board of Directors; or

(vi) Issuer’s stockholders approve any plan or proposal for Issuer’s liquidation or dissolution;

provided, however, a merger or consolidation described in clause (iii) above shall not constitute an Additional Termination Event if at least 90% of all the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock traded or depositary shares or receipts in respect thereof on the New York Stock Exchange, Nasdaq or another national securities exchange (or which will be so traded when issued or exchanged in connection with such merger or consolidation).

“Person” and “Group” shall have the meanings given to such terms for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “Group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision.

“Beneficial Owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the Effective Date.

“Beneficially own” and “beneficially owned” have meanings correlative to that of Beneficial Owner.

“Board of Directors” means the board of directors or other governing body charged with the ultimate management of any person.

“Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; or (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Continuing Director” means a director who either was a member of Issuer’s Board of Directors on the date hereof or who becomes a member of Issuer’s Board of Directors subsequent to such date and whose election, appointment or nomination for election by Issuer’s stockholders is duly approved by a majority of the Continuing Directors on Issuer’s Board of Directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by Issuer on behalf of its entire Board of Directors in which such individual is named a nominee for director.

“Voting Stock” means any class or classes of Capital Stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors.

(k) Effectiveness. If, prior to the Effective Date, Buyer reasonably determines that it is advisable to cancel the Transaction because of concerns that Buyer’s related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, the Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of the Transaction.

(l) Extension of Settlement. Dealer may divide any Component into additional Components and designate the Expiration Date and the Number of Warrants for each such Component if Dealer determines, in its reasonable discretion, that such further division is necessary or advisable to preserve Dealer’s hedging activity hereunder in light of existing liquidity conditions in the cash market or stock loan market or to enable Dealer to effect purchases of Shares in connection with its hedging activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal and regulatory requirements.

(m) Waiver of Trial by Jury. EACH OF ISSUER AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES OR ISSUER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(n) Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding by the other party against it relating to the Transaction to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof.

(o) Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE).

(p) Netting and Set-off. Each of Dealer and Issuer shall not net or set-off its obligations under the Transaction, if any, against its rights against the other party under any other transaction or instrument. Section 6(f) of the Agreement shall not apply.

(q) [Intentionally omitted.]

(r) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(s) [Intentionally omitted.]

(t) [Intentionally omitted.]

9. ISDA Master Agreement:

With respect to the Agreement, Issuer and Dealer agree as follows:

PART 1

TERMINATION PROVISIONS

(a) “Specified Entity” means in relation to Dealer for the purpose of:

Section 5(a)(v) (Default under Specified Transaction) :	Not Applicable
Section 5(a)(vi) (Cross Default):	Not Applicable
Section 5(a)(vii) (Bankruptcy):	Not Applicable
Section 5(b)(v) (Credit Event upon Merger):	Not Applicable

and in relation to Issuer for the purpose of:

Section 5(a)(v) (Default under Specified Transaction) :	Not Applicable
Section 5(a)(vi) (Cross Default)	Not Applicable
Section 5(a)(vii) (Bankruptcy)	Not Applicable
Section 5(b)(v) (Credit Event upon Merger):	Not Applicable

(b) “Termination Currency” means United States Dollars.

(c) Force Majeure Event. Notwithstanding anything to the contrary contained in the Agreement, Section 5(b)(ii) of the Agreement shall not apply and, for the avoidance of doubt, a Force Majeure Event shall not constitute a Termination Event with respect to Issuer or Dealer.

(d) Failure to Pay or Deliver Event of Default. Section 5(a)(i) of the Agreement is hereby amended by changing the word “first” wherever it appears therein to “third”.

PART 3

AGREEMENT TO DELIVER DOCUMENTS

For the purpose of Section 4(a)(i) and (ii) of the Agreement, each party agrees to deliver the following documents, as applicable:

(a) Tax forms, documents or certificates to be delivered are: none

(b) Other Documents to be delivered are:

PARTY REQUIRED TO DELIVER DOCUMENT	FORM/DOCUMENT/ CERTIFICATE	DATE BY WHICH TO BE DELIVERED	COVERED BY SECTION 3(d) REPRESENTATION
Dealer and Issuer	Certified copies of all corporate authorizations and any other documents with respect to the execution, delivery and performance of this Confirmation	Effective Date	Yes

Dealer and Issuer	Certificate of authority and specimen signatures of individuals executing this Confirmation	Effective Date	Yes

PART 4

MISCELLANEOUS

(a) Offices. The provisions of Section 10(a) will apply to the Agreement.

(b) Deduction or Withholding for Tax. So long as Issuer is organized under the laws of the United States or any State thereof, the provisions of Section 2(d)(i)(4) of the Agreement shall not apply to the Transaction.

Issuer hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Issuer with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to John Servidio, Bank of America, N.A., Facsimile No. (704) 208-2869.

Yours faithfully, Bank of America, N.A.

By:	/s/ Christopher A. Hutmaker
Name:	Christopher A. Hutmaker
Title:	Managing Director

Agreed and Accepted By: RAYONIER INC.

By:	/s/ Carl E. Kraus
Name:	Carl E. Kraus
Title:	Senior Vice President, Finance

Annex A

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1	2,240	November 13, 2015
2	2,240	November 16, 2015
3	2,240	November 17, 2015
4	2,240	November 18, 2015
5	2,240	November 19, 2015
6	2,240	November 20, 2015
7	2,240	November 23, 2015
8	2,240	November 24, 2015
9	2,240	November 25, 2015
10	2,240	November 27, 2015
11	2,240	November 30, 2015
12	2,240	December 1, 2015
13	2,240	December 2, 2015
14	2,240	December 3, 2015
15	2,240	December 4, 2015
16	2,240	December 7, 2015
17	2,240	December 8, 2015
18	2,240	December 9, 2015
19	2,240	December 10, 2015
20	2,240	December 11, 2015
21	2,240	December 14, 2015
22	2,240	December 15, 2015
23	2,240	December 16, 2015
24	2,240	December 17, 2015
25	2,240	December 18, 2015
26	2,240	December 21, 2015
27	2,240	December 22, 2015
28	2,240	December 23, 2015
29	2,240	December 24, 2015
30	2,240	December 28, 2015
31	2,240	December 29, 2015
32	2,240	December 30, 2015
33	2,240	December 31, 2015
34	2,240	January 4, 2016
35	2,240	January 5, 2016
36	2,240	January 6, 2016
37	2,240	January 7, 2016
38	2,240	January 8, 2016
39	2,240	January 11, 2016
40	2,240	January 12, 2016
41	2,240	January 13, 2016
42	2,240	January 14, 2016
43	2,240	January 15, 2016
44	2,240	January 19, 2016
45	2,240	January 20, 2016
46	2,240	January 21, 2016
47	2,240	January 22, 2016
48	2,240	January 25, 2016
49	2,240	January 26, 2016
50	2,208	January 27, 2016